Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: William J. Evanson

Executive Vice President & Chief Financial Officer

(440) 720-3301

ANTHONY & SYLVAN POOLS CORPORATION REPORTS

SECOND QUARTER RESULTS

Mayfield Village, Ohio (July 24, 2003) – Anthony & Sylvan Pools Corporation (NASDAQ: SWIM) today announced results for its second quarter ended June 30, 2003. Net sales for the quarter were $59,195,000, an increase of 1.8% compared with $58,138,000 reported a year ago. Net income for the second quarter of $3,343,000, or $0.63 per share, compared with net income of $3,092,000, or $0.56 per share, in the second quarter of 2002. Net income for the second quarter of last year included ($529,000), or ($0.09) per share, from discontinued operations. For the six months ended June 30, 2003, revenues of $77,479,000 declined 4.7% compared with $81,271,000 for the same period last year. The company reported a net loss of ($610,000) for the six months ended June 30, 2003, compared with net income of $133,000 for the six months ended June 30, 2002. Included in the six months results from last year was a net loss from discontinued operations of ($1,121,000), or ($0.20) per share.

In 2002, the Company exited two geographic markets in Florida. The financial results of these businesses are reported as discontinued operations. In accordance with generally accepted accounting principles, earnings, assets and liabilities of the discontinued operations are shown separately in the income statement and balance sheet, respectively, for all periods presented, where applicable. All information in this earnings release, including all supplemental information, reflects continuing operations, unless otherwise noted.

Commenting on the results, Stuart D. Neidus, Anthony & Sylvan’s Chairman and Chief Executive Officer, said, “A rainy Spring cost us a number of production days in the Northeast. Our backlog remains good and we are attempting to add additional construction capacity in several markets.” Mr. Neidus commented on the outlook for the remainder of the year by stating, “We continue to focus on developing our sales force and accommodating and satisfying our customers. All indications point to an improvement over last year’s second half performance.”

Anthony & Sylvan (www.anthonysylvan.com) operates in the leisure industry, offering in-ground, concrete residential swimming pools, spas and related products to its customers. The Company serves its customers through a network of 39 sales design centers in 22 geographic markets in 16 states. It also sells pool-related consumables, replacement parts, equipment and supplies through retail service centers.

This earnings release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The Company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to: dependence on existing management; consumer spending; market conditions and weather. A number of those risks, trends and uncertainties are discussed in the Company’s SEC reports, including the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

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ANTHONY & SYLVAN POOLS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	June 20, 2003	December 31, 2002
	(unaudited)	(audited)
Assets
Current Assets:
Cash and cash equivalents	$4,972	$432
Contract receivables, net	6,207	8,354
Inventories	7,179	5,841
Prepayments and other	3,316	3,655
Deferred income taxes	1,889	1,936

Total current assets	23,563	20,218
Property, plant and equipment, net	6,841	7,794
Goodwill, net	26,276	26,276
Deferred income taxes	108	373
Other	2,866	2,951

Total assets	$59,654	$57,612

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—
Accounts payable	9,396	4,310
Accrued expenses	15,669	11,149
Net liabilities of discontinued operations	684	1,169
Accrued income taxes	—	14

Total current liabilities	25,749	16,642
Long-term debt	—	6,300
Other long-term liabilities	3,317	3,526
Commitments and contingencies	—	—
Shareholders’ equity	30,588	31,144

Total liabilities and shareholders’ equity	$59,654	$57,612

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ANTHONY & SYLVAN POOLS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2003 and 2002

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$59,195	$58,138	$77,479	$81,271
Cost of sales	40,131	39,520	55,200	57,257

Gross profit	19,064	18,618	22,279	24,014
Operating expenses	13,791	12,804	23,057	21,862

Operating income/(loss) from continuing operations	5,273	5,814	(778)	2,152
Interest and other expense	50	21	175	146

Income/(loss) before income taxes from continuing operations	5,223	5,793	(953)	2,006
Income taxes	1,880	2,172	(343)	752

Net income/(loss) from continuing operations	3,343	3,621	(610)	1,254
Loss from discontinued operations, net of income taxes	—	(529)	—	(1,121)

Net income/(loss)	$3,343	$3,092	$(610)	$133

Basic Earnings per share:
Basic income/(loss) per share from continuing operations	$0.64	$0.67	$(0.12)	$0.23
Basic income/(loss) per share from discontinued operations	—	(0.10)	—	(0.21)

Net income/(loss)	$0.64	$0.57	$(0.12)	$0.02

Diluted Earnings per share:
Diluted income/(loss) per share from continuing operations	$0.63	$0.65	$(0.12)	$0.22
Diluted income/(loss) per share from discontinued operations	—	(0.09)	—	(0.20)

Net income/(loss)	$0.63	$0.56	$(0.12)	$0.02

Average shares outstanding:
Basic	5,245	5,389	5,245	5,498
Diluted	5,306	5,532	5,245	5,642

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ANTHONY & SYLVAN POOLS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2003 and 2002

(Dollars in thousands)

	For the Six Months Ending June 30,
	2003	2002
Cash Flows from Operating Activities:
Net income/(loss)	$(610)	$133
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	—	1,121
Depreciation	1,326	1,316
Deferred taxes and other non-cash items	431	401
Changes in operating assets and liabilities:
Contract receivables	2,147	9,813
Inventories	(1,338)	(1,894)
Prepayments and other	339	532
Accounts payable	5,086	2,634
Accrued expenses and other	4,382	2,672

Net cash provided by operating activities	11,763	16,728
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(438)	(1,211)

Net cash used in investing activities	(438)	(1,211)
Cash Flows from Financing Activities:
Repayments of long-term debt	(6,300)	(7,555)
Proceeds from stock option exercise	—	34
Treasury stock purchases	—	(2,513)

Net cash used in financing activities	(6,300)	(10,034)

Increase in Cash and Cash Equivalents	5,025	5,483
Net cash used in discontinued operations	(485)	(1,870)
Cash and Cash Equivalents:
Beginning of period	432	351

End of period	$4,972	$3,964

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